Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF March 10, 2014

BY AND AMONG

TAURIGA SCIENCES, INC.,

DOC GREENE’S ACQUISITION SUB, LLC,

HONEYWOOD, LLC,

AND

THE OTHER SELLERS FROM TIME TO TIME PARTY HERETO

Table of Contents

Page

EXHIBITS

Exhibit A                      Release and Covenant Not to Sue

Exhibit B                      Standstill and Voting Agreement

Exhibit C                      Form of Joinder

SCHEDULES

Schedule 1.1(d):	Managers and Officers of the Surviving Entity
Schedule 2.2:	Capitalization
Schedule 2.4:	Seller Consents and Approvals
Schedule 2.5:	Financial Statements
Schedule 2.6(b):	Operation of Business
Schedule 2.7:	No Undisclosed Liabilities
Schedule 2.8:	Litigation; Compliance with Law; Licenses
Schedule 2.9:	Employee Benefit Plans
Schedule 2.10(a):	Doc Green’s IP
Schedule 2.10(j):	Licenses of Doc Green’s, including any City, State and Federal licenses, permits, approvals, contracts and the similar items
Schedule 2.11(a):	Material Contracts
Schedule 2.13(a):	Affiliated Party Transactions – Obligations and Proceedings
Schedule 2.13(b):	Affiliated Party Transactions – Loans and Advances
Schedule 2.13(c):	Affiliated Party Transactions – Ownership
Schedule 2.14(a):	Real Property
Schedule 2.14(c):	Environmental Laws
Schedule 2.16:	Insurance
Schedule 2.18(a):	Employees and Independent Contractors
Schedule 2.18(b):	Directors and Managers
Schedule 2.18(d):	Compliance with Employment Law
Schedule 2.19:	Accredited Investors
Schedule 3.3:	Purchaser Consents and Approvals
Schedule 5.5:	Preservation of Business

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of March 10, 2014, by and among Tauriga Sciences, Inc., a Florida corporation (“Tauriga”), Doc Greene’s Acquisition Sub, LLC, a California limited liability company and wholly-owned subsidiary of Tauriga (“Acquisition Sub” and together with Tauriga, the “Purchasers”), Honeywood, LLC, a California limited liability company (“Honeywood”) and the current limited liability company members of Honeywood LLC (which are Elie Green, Daniel Kosmal and Ramona  Rubin) as of the date hereof and Parties hereto in accordance the terms of this Agreement (“Members”, and together with Honeywood, collectively referred to as “Sellers”, or each a “Seller”).  Tauriga, Acquisition Sub, Honeywood, and, upon their execution hereof, the Members party hereto are each referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Honeywood is engaged in the business of developing therapeutic healing creams harnessing the pain relieving and healing power of cannabis (the “Product”).

WHEREAS, Honeywood desires Tauriga to, and Tauriga desires to, assist in the expanded commercialization, increased sales of and revenues generated by the Product and Honeywood.

WHEREAS, for the purposes thereof, the Parties desire that Tauriga acquire Honeywood through a merger of Acquisition Sub with and into Honeywood, with Honeywood being the surviving entity (the “Merger”).

WHEREAS, the board of directors of Tauriga and board of managers of Honeywood believe that a business combination of Acquisition Sub and Honeywood would be in the best interests of the stockholders or members of both entities.

WHEREAS, as a result of the Merger, Honeywood will become a wholly-owned subsidiary of Tauriga and the members of Honeywood will receive shares of Common Stock in Tauriga.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows.

ARTICLE I

THE MERGER; CERTAIN DEFINITIONS.

1.1 The Merger.

(a) Structure.  Subject to the terms and provisions of this Agreement, and in accordance with the California Revised Uniform Limited Liability Company Act (popularly known as RULLCA, and codified at Cal. Corp. Code §§17701.01-17713.13 - the “CA Code”), at the Effective Time, Acquisition Sub shall be merged with and into Honeywood.  Honeywood will be the surviving entity of the Merger (sometimes hereinafter called the “Surviving Entity”) and will continue its corporate existence under the laws of the State of California as a subsidiary of Tauriga.  At the Effective Time, the separate corporate existence of Acquisition Sub shall cease.

(b) The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, commencing at 11:00 a.m. local time on the earlier to occur of (a) the business day following the date on which all the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived (other than conditions with respect to actions the respective Parties will take at the Closing itself), or (b) within one-hundred twenty (120) days immediately following the execution of this Agreement or (c) such other date as the parties may mutually determine in writing, including by extension for a period of sixty (60) additional days in the event that the Securities and Exchange Commission should provide comments to Tauriga’s Form S-1 resale registration statement (relating to such institutional investor(s) Warrant exercisable for shares of Tauriga’s common stock in exchange for its/their $1MM investment related to the Merger and pursuant to that certain Securities Purchase Agreement between Tauriga and such investor(s)) (the “Closing Date”).

(c) Actions at the Closing.  At the Closing, (i) Tauriga and Acquisition Sub will deliver to Honeywood the various certificates, instruments, and documents referred to in Section 4.2 below, (ii) Honeywood will deliver to Tauriga the various certificates, instruments, and documents referred to in Section 4.1 below, and (iii) the Surviving Entity shall file with the Secretary of State of the State of California a properly executed Certificate of Merger.

(d) Effect of Merger.

(i) General.  The Merger shall become effective at the time (the “Effective Time”) the Surviving Entity files the Certificate of Merger with the Secretary of State of the State of California.  The Merger shall have the effect set forth in the CA Code.

(ii) Articles of Organization.  The Articles of Organization of the Surviving Entity will be the Articles of Organization of Acquisition Sub in effect immediately prior to the Merger.

(iii) Operating Agreement.  The Operating Agreement of the Surviving Entity will be the Operating Agreement of the Acquisition Sub in effect immediately prior to the Merger.

(iv) Conversion of Membership Interests of Acquisition Sub.  At and as of the Effective Time, all issued and outstanding membership interests of Acquisition Sub will be canceled and retired and shall cease to exist and neither membership interests of the Surviving Entity nor any cash, property, rights, other securities or obligations of the Surviving Entity shall be issued therefor, except as provided in Section 1.2 below.

(v) Managers and Officers.  From and after the Effective Time, the managers and officers of the Surviving Entity shall be as set forth on Schedule 1.1(d) hereto.

(vi)   Abandonment of Merger.  Subject to Article VIII, at any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of managers of Tauriga, notwithstanding the approval of this Agreement by its board of Directors.

1.2 Merger Consideration.

(a) Merger Deposit.  Upon the execution and delivery of this Agreement, in contemplation of and consideration for the transactions contemplated hereby, Tauriga shall pay Honeywood by wire transfer or other delivery of immediately available funds to the bank account specified by Honeywood in writing, (i) an amount equal to seventy five thousand dollars ($75,000), payable on the business day following the date hereof, to serve as an irrevocable deposit for the Merger, and as to which Honeywood shall have immediate access and use solely for working capital purposes of its Doc Green’s product line, and (ii) one-hundred thousand dollars ($100,000), payable within ten (10) business days following the date hereof, to serve as additional consideration for the Merger to be used solely for working capital purposes of its Doc Green’s product line.

(b) Break-up Fee. Notwithstanding the terms of Section 1.2(a), it is understood and acknowledged by the parties hereto that should the Closing of the Merger contemplated hereunder not be consummated for any reason, then the $75,000 and (if then paid) the additional $100,000 (if then paid) paid by Tauriga to Honeywood (in addition to any other monies paid, wired or otherwise forwarded by Tauriga to Honeywood  out of the WC Financing (as defined in Section 5.10, but excluding any Rent Payments paid by Tauriga pursuant to Section 5.19 and the legal fees paid for by Tauriga on Sellers’ behalf) in the period between the date of this Agreement and the Closing Date will be exchanged (as a break-up fee) for an equity ownership interest in Honeywood by Tauriga promptly following the termination of this Agreement, which percentage of ownership shall be based on a pre-transaction valuation of Honeywood LLC of three million USD ($3,000,000).

(c) Issuance of Tauriga Common Stock.  At the Closing, the sole and single class of issued and outstanding membership interests of Honeywood (collectively, the “Honeywood Interests”) shall be converted into the right to receive up to such number of restricted shares of Tauriga’s common stock, $.00001 par value per share (the “Merger Shares”) determined in accordance with the Conversion Ratio.  The Merger Shares shall be allocated among the holders of Honeywood Interests in accordance with his or its respective proportional holdings of Honeywood Interests as of the Closing; provided, however, for the avoidance of doubt, no Person will be entitled to Merger Shares unless such Person has been admitted as a Member of Honeywood prior to the Effective Time and is a Party to this Agreement, or unless any of the Members have gifted a portion of their Merger Shares to such Persons at Closing.  No fractional shares of Tauriga Common Stock will be issued in the Merger upon the surrender for exchange of the Honeywood Interests, and any such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Tauriga.  Each Member who is entitled to one-half or more of a Merger Share will receive a full Merger Share, and any fractional interests of less than one-half of a Merger Share will be canceled.

(d) Cancellation of Honeywood Interests.  All Honeywood Interests converted in accordance with this paragraph will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and Honeywood and its Members shall cease to have any rights with respect thereto, except the right to receive Merger Shares in accordance with the Conversion Ratio in accordance with Section 1.2(b).  At and as of the Effective Time, each issued and outstanding unit of Honeywood Interests and any other equity interest in Honeywood issued and outstanding or held in Honeywood’s treasury shall automatically be canceled and extinguished and no payment shall be made in respect thereof except according to the provisions of this Agreement.  No unit of Honeywood Interests outstanding prior to the Effective Time shall be deemed to be outstanding or to have any rights after the Effective Time.  After the Effective Time, there shall be no further registration of transfers of Honeywood Interests outstanding immediately prior to the Effective Time on Honeywood’s membership interest transfer books.

(e) Issuance of Interests to Tauriga.  At the Effective Time, all of the membership interests of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid membership interest of the Surviving Entity.  At the Effective Time, Surviving Entity shall issue a membership interest certificate to and in the name of Tauriga for one (1) membership unit.

(f) Delivery of Honeywood Interests.  At the Effective Time, Honeywood shall, and Honeywood shall cause each Member to, transfer to Tauriga, the Honeywood Interests owned by it and such Member, free and clear of all Encumbrances and competing claims, and each Member shall deliver to Tauriga any membership interest certificates evidencing the Honeywood Interests and such instruments of transfer and other documents as Purchaser shall reasonably request together with any and all necessary membership interest transfer Tax stamps.

1.3 [Reserved]

1.4 Appraisal Rights.  It shall be a condition to the Closing that no rights of dissension or appraisal under the CA Code shall have been asserted or exercised by Honeywood or any other Member.  Each Member party hereto hereby waives any appraisal rights under the CA Code arising out of the transactions contemplated in this Agreement and shall take all actions necessary or desirable under the CA Code to waive such rights.

1.5 Certain Definitions.  As used in this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  As used herein, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

(b) “Confidential Information” means (whether disclosed in writing or orally) any and all non-public and/or proprietary information with respect to the business, services, operations, assets, properties, financial condition, plans and prospects of a Party and its Subsidiaries and Affiliates including Intellectual Property and information relating to acquisition targets and acquisition strategies, pricing for acquisitions, financial information or projections and other information concerning acquisition targets and potential acquisition targets, proposed financing arrangements, customers and vendors, business strategies, plans and prospects, agreements, business records, information relating to intellectual property, marketing and sales strategies, pricing strategies, programs, source codes, object codes, algorithms and the related documentation, software designs (in each case regardless of the medium in which it is maintained or stored), internet strategies, URL designations and any other information which a Party designates that it has received pursuant to a confidentiality obligation to another Person, together with all derivative works, copies, reports, summaries, studies, compilations and other documentation which contain or otherwise reflect or are generated from any of the foregoing.

(c) “Contract” means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, employment agreement, contract, undertaking, understanding, covenant, agreement or other instrument, whether oral or written.

(d) “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, medical waste, special waste, asbestos, petroleum or petroleum-derived substance, radioactive material or waste, or any constituent of any such substance or waste and including any substance which any Governmental Entity or lawful representative thereof requires to be controlled, removed, monitored, encapsulated or remediated or otherwise addressed for the purposes of protection of the environment or public or worker health and safety.

(e) “Conversion Ratio” shall equal such number of shares of Tauriga’s common stock equal to 32.0% of the aggregate number of shares of Tauriga’s common stock outstanding on a fully-diluted basis as of the date immediately preceding the Closing Date.

(f) “Employee Benefit Plan” means (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA); (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (c) any other written or oral plan, agreement, program, policy, practice, contract, understanding, or other arrangement or commitment of any kind providing for, either directly or indirectly, compensation, bonuses, vacation, termination pay, performance awards, fringe benefits, insurance coverage, severance benefits, disability benefits, deferred compensation, stock options, stock purchase, phantom stock, stock appreciation or any type of stock-related awards, early retirement benefits, welfare benefits, one or more severance plans, any other form of incentive compensation or post-retirement compensation or any other employee benefit of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, which currently is or has been sponsored, maintained, contributed to, or required to be contributed to, by a Party, any Subsidiary of a Party, or any ERISA Affiliate, or for which a Party, any Subsidiary of a Party, or any ERISA Affiliate has or has had any obligation or any liability of any nature, contingent or otherwise, or for which there is a reasonable expectation of such obligation or liability, on or before the Closing for the benefit of any present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of a Party, any Subsidiary of a Party, or any ERISA Affiliate.

(g) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

(h) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

(i) “Encumbrance” means a claim, lien, mortgage, encumbrance, pledge, security interest, easement, encroachment, option, right of occupation, litigation, conditional sale or other title retention Contract, restrictive covenant, charge, defect in title or other restriction of any kind, whether arising by Contract or Legal Requirements.

(j) “Environmental Laws” means any federal, state or local law or ordinance or regulation pertaining to the protection of the environment, natural resources, safety or health of human beings or other living organisms (as such relates to exposure to any Hazardous Substance), or to the manufacture, distribution in commerce, use or Release of any Hazardous Substance, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss.9601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 USC ss.  11001 et seq., and the Resource Conservation and Recovery Act, 42 USC ss.  6901 et seq.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” means any entity which with respect to a Party or Subsidiary of a Party is or was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included a Party or any Subsidiary of a Party.

(m) “GAAP” means United States generally accepted accounting principles, consistently applied.

(n) “Governmental Authorizations” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

(o) “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(p) “Hazardous Substance” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon, (v) any other pollutant or Contaminant; and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

(q) “Indebtedness” of any Person means: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the Ordinary Course of Business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) all obligations of such Person as lessee which should be capitalized in accordance with GAAP, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) all Contracts, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness, similar obligation or any other similar liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person.

(r) “Intellectual Property” means with respect to any Party and its Subsidiaries, collectively all (i) United States and foreign patents and patent applications and industrial design registrations, including provisional patent applications, patent disclosures, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, utility models, certificates of invention and design patents, registrations, and applications for registration, (ii) United States, state and foreign trademarks and service marks, internet domain names, uniform resource locators (URLs), and any variants thereof (for example, .net, .biz, .info), logos, words, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, assumed names, and other trade designations whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing, (iii) United States and foreign copyrights, maskwork rights and other rights in original works of authors, whether registered or unregistered, and pending applications to register the same, (iv) computer software programs or applications (in both source and object code versions), including any related technical documentation, (v) trade secret rights and other similar rights in confidential ideas, know-how, concepts, inventions, methods, processes, formulae, technical data, specifications, research and development information, confidential business information, technology, product roadmaps, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise (actual or potential), from being maintained in confidence and not known to such Party’s competitors, (vi) inventions, confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing whether or not protectable as a matter of law, (vii) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (viii) copies and tangible embodiments thereof.  In the case of Honeywood, the “Intellectual Property” of Honeywood for the purposes of this Agreement be deemed to include the Honeywood IP.

(s) “Knowledge of Honeywood” means the knowledge of Elie Green, Daniel Kosmal and Ramona Rubin and each individual Seller, where any such Person is actually aware of the fact or matter or a prudent individual in a similar position could be expected to discover.

(t) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty or order or decree of any court or arbitral body.

(u) “License” means a license, permit, certification, qualification, or franchise issued by any Governmental Entity.

(v) “Material Adverse Effect” means an event, occurrence or development that, individually or in the aggregate together with any other events, occurrences or developments, has a material adverse effect upon (i) the business, assets, liabilities, condition (financial or otherwise), property or results of operations of Honeywood or (ii) the ability of the Company or the Purchasers to consummate the Merger, except in each case any adverse effect related to or resulting from (a) the announcement, pendency or consummation of the Merger, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers or employees, (b) conditions affecting the global or United States economy or financial markets as a whole, or generally affecting the industries in which Honeywood conducts its business, (c) any changes or proposed changes in GAAP or any interpretation thereof, (d) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, or (e) earthquakes, hurricanes, floods or other natural disasters, provided, however, that in the cases of clause (b) and (c) above, that Honeywood is not disproportionately affected thereby as compared to other businesses in the industry in which Honeywood operates.

(w) “Member Approval” means approval of each of the Members in a meeting duly called pursuant to and upon the notice required by the CA Code.

(x) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

(y) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

(z) “Proceeding” means a claim, suit, action, litigation, arbitration, dispute, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitral body, whether at law or in equity.

(aa) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into, out of or under  any real property, plant, building, facility, structure, underground storage tank or other similar asset owned, used, leased or operated by Honeywood, together with all rights, privileges and easements appurtenant thereto of any Hazardous Substance or Contaminant, including the movement of Hazardous Substances or Contaminants through or in the air, soil, surface water, groundwater or such real property.

(bb) “Required Consents” means the consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with respect to any License, Legal Requirement or Contract or otherwise as are set forth on Schedule 2.4 hereof with respect to Seller, and Schedule 3.3 with respect to Purchasers.

(cc) “SEC” means the United States Securities and Exchange Commission.

(dd) “Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

(ee) “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement.

(ff) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(gg) “Transaction Documents” means this Agreement and each other agreement, instrument, document, and certificate to be executed and delivered by the Parties pursuant to this Agreement.

1.6 Cross-References.  For reference purposes only, the following capitalized terms are defined in the Sections of this Agreement set forth below:

Term	Section
“Acquisition Sub”	Preamble
“Agent” or “Agents”	Article VII
“Agreement”	Preamble
“Alternative Proposal”	Section 5.9(b)
“Closing”	Section 1.1(b)
“Closing Date”	Section 1.1(b)
“Code”	Section 1.3
“Costs”	Section 6.1
“Effective Time”	Section 1.1(d)
“Exchange Act”	Section 3.5
“Indemnitee”	Section 6.4(a)
“Indemnitor”	Section 6.4(a)
“Indemnity Certificate”	Section 6.4(a)
“Joinder”	Section 4.2(o)
“Latest Honeywood Balance Sheet”	Section 2.5(a)
“Leased Property”	Section 2.14(a)
“Material Contracts”	Section 2.11(a)
“Member”	Preamble
“Merger”	Recitals
“Merger Shares”	Section 2.19
“CA Code”	Section 1.1(a)
“Owned Property” “Honeywood”	Section 2.14(a) Preamble
“Party” or “Parties”	Preamble
“Honeywood”	Preamble
“Honeywood Interests”	Section 1.2(b)
“Honeywood IP”	Section 2.10(a)
“Honeywood Financial Statements”	Section 2.5(a)
“Purchasers”	Preamble
“Real Property”	Section 2.14(a)
“Real Property Leases”	Section 2.14(a)
“Representatives”	Section 5.9(a)
“Restricted Employees”	Section 5.11(a)(ii)
“Restricted Period”	Section 5.11(a)
“Securities Act”	Section 2.19(b)
“Sellers”	Preamble
“Straddle Period”	Section 5.14(a)
“Surviving Entity”	Section 1.1(a)
“Tauriga”	Preamble
“Tauriga Common Stock”	Section 1.2(b)
“Tax Liability”	Section 2.12(c)
“Product”	Recitals

1.7 Construction.  In this Agreement, except to the extent otherwise provided or that context otherwise requires:

(a) the words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears;

(b) all references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the definitions given for terms in Sections 1.6 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined;

(e) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(f) all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America;

(g) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date;

(h) “or” has the inclusive meaning represented by the phrase “and/or”;

(i) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(j) all references in this Agreement to days shall mean calendar days unless business days are specified; and

(k) “shall” and “will” have equal force and effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS.

Subject to the disclosures set forth in the disclosure letter of Honeywood and the Sellers as provided herein (the “Disclosure Schedules”), Honeywood represents and warrants to Tauriga and Acquisition Sub that each of the following statements (as may be further amended by the Parties) is true and correct as of as of the Finalization Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and shall be true and correct as of the Closing Date, and each other Seller severally represents and warrants to Tauriga and Acquisition Sub that each of the statements set forth in Sections 2.1, 2.2, 2.3, 2.4(a) and 2.19 of this Agreement shall be true and correct as of the Finalization Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and shall be true and correct as of the Closing Date.  It is further agreed and acknowledged by the Parties hereto that the Disclosure Schedules to this Section 2 will be agreed upon and provided by Honeywood and the Sellers (as applicable) on or before April 11, 2014 (the “Finalization Date”), or if necessary, by an extended date to be mutually agreed upon by the Parties.  The parties further agree and acknowledge, that for the purpose of this Agreement and as of the date hereof, the following representations and warranties are hereby included for illustrative purposes only, are not binding and may not be relied upon by the Purchasers or any of their Affiliates for any purpose whatsoever, including but not limited to the Purchasers’ or their Affiliates’ decision to invest in Honeywood’s membership interests, provided further, that each of the Parties acknowledges and agrees that the following representations and warranties contained in this Article II will not impose any liability on any of the Sellers to the Purchasers, their Affiliates or any other Person for any indemnification obligations of the Sellers under Article VI of this Agreement, nor will any deemed breach of the representations and warranties set forth in this Agreement as of the date hereof give rise to the Purchasers’ right to terminate this Agreement.  The Parties shall work in good faith to amend the Agreement by no later than the Finalization Date in order to reflect the Parties’ agreement regarding Sellers’ representations and warranties to be provided to the Purchasers herein (“Amended Representations and Warranties”).   For the avoidance of any doubt such Amended Representations and Warranties shall be binding upon the Sellers in accordance with the terms of this Agreement as of the Finalization Date.

Notwithstanding anything to the contrary contained herein, Honeywood and the Sellers may supplement or amend the Disclosure Schedules prior to the Closing Date with respect to any matter arising as of the Finalization Date which, if existing or occurring at or prior to the Finalization Date, would have been required to be set forth or described in the Disclosure Schedules or in any representation or warranty made by Honeywood or the Sellers which would have been rendered inaccurate by the failure to supplement or amend the Disclosure Schedules.  If in any supplement or amendment of the Disclosure Schedules delivered by the Sellers or Honeywood after the Finalization Date, Honeywood or the Sellers disclose an event, change or circumstance which constitutes a Material Adverse Effect, the Buyer shall have the right to terminate this Agreement as provided in Article VIII and such termination shall be Buyer’s sole and exclusive remedy relating to any matters set forth in such supplement or amendment; provided however, that if Buyer does not terminate this Agreement within the timeframe set forth in such Section, Buyer will be deemed to have accepted such supplement or amendment to the Disclosure Schedules, and the event, change or circumstance so disclosed in such supplement shall not be deemed to constitute a Material Adverse Effect or serve as the basis for termination pursuant to Article  VIII or otherwise

2.1 Organization.  Honeywood is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Honeywood is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Honeywood is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on such Seller.  Honeywood has delivered to Tauriga true, correct and complete copies of its Articles or Certificate of Organization, Operating Agreement and other organizational documents, as currently in effect, of such Seller.

2.2 Capitalization.

(a) All membership interests or other equity interests of Honeywood, and the record and beneficial ownership of all membership interests and other equity interests of Honeywood, are set forth on Schedule 2.2.  The Honeywood Interests constitute all of the authorized and issued or outstanding membership interests of Honeywood.  The Honeywood Interests are duly authorized, validly issued and fully paid.  Except as contemplated by this Agreement or set forth on Schedule 2.2, there are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating, now or in the future, Honeywood to issue, transfer or sell any membership interests, options, warrants, calls or other equity interest of any kind whatsoever in Honeywood or securities convertible into or exchangeable for such membership interests or other equity interests, (ii) contractual obligations of Honeywood to repurchase, redeem or otherwise acquire any membership interests or other equity interest of Honeywood, (iii) rights of first refusal, rights of first offer, preemptive or similar rights granted by Honeywood in respect of membership interest or any other equity interests of Honeywood, or (iv) voting trusts, proxies or similar agreements to which Honeywood is a party with respect to the voting of the membership interests of Honeywood.

(b) Honeywood does not have any direct or indirect Subsidiaries or hold any equity or ownership interest of any kind, whether beneficially or of record, in any Person.

(c) Except as set forth on Schedule 2.2(c), Honeywood has no outstanding Indebtedness the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the members of Honeywood on any matter.  There are not any Contracts to which Honeywood is bound or otherwise subject to repurchase, redeem or otherwise acquire any equity interests of Honeywood.  There are no proxies, voting trusts or other Contracts to which either Seller is a party or is bound with respect to the voting of the equity interests of, or other equity interests in, Honeywood.  Except as set forth on Schedule 2.2(c), there are no contractual obligations or commitments of any character to which either Seller is a party or by which either Seller is bound restricting the transfer of, or requiring the registration for sale of, any equity interests of Honeywood.

2.3 Authorization; Validity of Agreement.  Each Seller has the requisite power and authority (or in the case of individual Members, the legal capacity) to execute, deliver and perform this Agreement and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement, and to assume and perform any obligations hereunder and thereunder, and, subject to receipt by Honeywood of Member Approval, to consummate the transactions contemplated hereby and thereby.  This Agreement has been and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement will at Closing be, duly authorized, executed and delivered by such Person and, assuming the due authorization, execution and delivery by each of Tauriga and Acquisition Sub, constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  Except for the Member Approval on the part of Honeywood, no other limited liability company proceedings on the part of Honeywood or any holders of any of its equity interests are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the CA Code.

2.4 No Violations; Consents and Approvals.

(a) Except as set forth on Schedule 2.4, the execution, delivery and performance of each of this Agreement and the other Transaction Documents by the Sellers do not, and the consummation by each Seller of the transactions contemplated hereby and thereby will not: (i) in the case of a Seller that is an entity, violate any provision of such Seller’s Articles or Certificate of Organization, Operating Agreement or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to such Seller or to which such Seller is a party, after giving effect to any Required Consents, or (iii) violate any Legal Requirement applicable to such Seller or any of its respective properties or assets, except where such failure would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 2.4(b), no consents, approvals, orders, or authorizations, exemptions or variances with, to or of any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Sellers or the consummation by the Sellers of the transactions contemplated hereby and thereby, except the Required Consents set forth on Schedule 2.4 hereof.

2.5 Financial Statements.

(a) Attached as Schedule 2.5 are the unaudited balance sheets of Honeywood as of December 31, 2013 (the “Latest Honeywood Balance Sheet”), together with the related unaudited statements of income and statement of changes in members’ equity for the fiscal year or nine-months then ended (collectively, the “Honeywood Financial Statements”).

(b) The Honeywood Financial Statements have been prepared by Honeywood and have been derived from, and agree with, the books and records of Honeywood and fairly present the financial position of Honeywood as of the respective dates thereof and the results of operations of Honeywood for the respective periods set forth therein.  The Honeywood Financial Statements have been prepared in accordance with GAAP as of the dates and for the periods involved, subject to the absence of notes.

(c) Except as set forth on Schedule 2.5(c), all accounts payable of Honeywood arose in bona fide arm’s length transactions in the ordinary course of business.  All accounts receivable of Honeywood have arisen from bona fide transactions by Honeywood in the ordinary course of business and are not subject to counterclaims or setoffs.  All of the accounts receivable reflected on the Latest Honeywood Balance Sheet are good and collectible in the ordinary course of business.

(d) Except as set forth on Schedule 2.5(d), Honeywood is not obligated with respect to, and has no liability for, any Indebtedness.

2.6 Operation of Business.

(a) Since the date of the Latest Honeywood Balance Sheet, Honeywood has not suffered any Material Adverse Effect. Any facts, conditions or threats of conditions that Honeywood is aware of that might reasonably be expected to result in a Material Adverse Effect will be set forth on a Disclosure Schedule and delivered to Tauriga and its counsel prior to the Finalization Date or the Closing Date, as applicable.

(b) Except as set forth on Schedule 2.6(b), since December 31, 2012, Honeywood has not taken any of the following actions, and Honeywood has not authorized its Members to take any of the following actions:

(i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of membership interests or other equity interest or any security convertible into its equity interests, permitted any transfer of its membership interests by any member, or admitted any Person as a member;

(ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Latest Honeywood Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practice;

(iii) undertaken or committed to undertake capital expenditures exceeding five thousand USD ($5,000) for any single project or related series of projects;

(iv) sold, leased, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Latest Honeywood Balance Sheet or any assets acquired after the date thereof;

(v) made any acquisition or disposition of any assets or become involved in any other material transaction, including, without any limitation, any merger or consolidation with, purchase of all or part of the assets of, or acquisition of any business of any proprietorship, firm, association, corporation or other business organization or division thereof;

(vi) cancelled any debts owed to Honeywood or claims held by Honeywood, including the settlement of any claims or litigation, or waived any rights;

(vii) created, incurred, guaranteed or assumed any Indebtedness or entered into any capitalized leases;

(viii) accelerated collection of any note or account receivable to a date prior to the date such collection would have occurred in the Ordinary Course of Business;

(ix) delayed payment of any account payable or other liability of Honeywood, beyond its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(x) granted any bonus or other special compensation or increased the compensation or benefits payable or to become payable to any managers, officers or employees, or instituted any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan;

(xi) hired or terminated any employees or independent contractors;

(xii) increased or reduced any compensation or benefits payable to any manager, officer, employee or independent contractor or made any other change in the terms of engagement, employment or service of any such Person;

(xiii) encountered any labor difficulties or labor union organizing activities;

(xiv) sold, assigned, licensed or otherwise transferred any Intellectual Property or other similar intangible assets, or disclosed any proprietary or confidential information to any Person (other than Tauriga and its agents);

(xv) made any change in accounting methods or practices or in the method of maintaining books, accounts or business records;

(xvi) declared, set aside or paid any dividend or made any other distribution (whether in cash, stock or other property) to any holders of the membership interests or any other equity interests of Honeywood;

(xvii) purchased, redeemed, called for purchase or redemption or otherwise acquired any equity interests of Honeywood;

(xviii) made any write-offs as uncollectible of any notes or accounts receivable;

(xix) entered into, amended, modified, accelerated or terminated any Contract, or suffered the other party to any Contract to amend, modify, accelerate or terminate such Contract, or, except as otherwise contemplated herein, entered into any transaction other than in the Ordinary Course of Business or any transaction involving commitments for expenditures in excess of five thousand USD ($5,000);

(xx) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting its properties, business or prospects;

(xxi) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or prior to the Closing Date);

(xxii) made or pledged to make any charitable contribution or other capital contribution outside the Ordinary Course of Business;

(xxiii) violated any Legal Requirement, if such violation would reasonably be expected to have a Material Adverse Effect on Honeywood, or failed to maintain all Licenses required to operate its business as it is currently being conducted or proposed to be conducted; or

(xxiv) agreed or committed to do or authorized any of the foregoing.

2.7 No Undisclosed Liabilities.  Except as set forth on Schedule 2.7, Honeywood has no liabilities, Indebtedness or obligations of any kind, whether known or unknown, absolute, accrued, contingent, matured, unmatured or otherwise, and whether due or to become due, and whether or not required by GAAP to be recorded or reflected on a balance sheet of Honeywood, and there is no existing condition or situation which could be reasonably expected to result in any such liabilities, Indebtedness or obligations, other than those that (i) are set forth or reserved against on the Latest Honeywood Balance Sheet; or (ii) were incurred in the Ordinary Course of Business since the date of the Latest Honeywood Balance Sheet and which would not reasonably be expected to have a Material Adverse Effect on Honeywood.

2.8 Litigation; Compliance with Law; Licenses.

(a) Except as set forth on Schedule 2.8, there is no Proceeding pending, nor, to the Knowledge of Honeywood, threatened, that involves or affects Honeywood, by or before any Governmental Entity, court, arbitration panel or any other Person.  There is no judgment, decree, injunction, ruling or order of any Governmental Entity or arbitral body outstanding against Honeywood.

(b) Except as set forth in Schedule 2.8, Honeywood is and has, at all times since the date of its limited liability formation, been in compliance with all applicable Legal Requirements, except where such violation has not and would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 2.8, since inception, Honeywood has not received any written notice of any violation or alleged violation of any Legal Requirement.

(c) Except as set forth on Schedule 2.8(c), Honeywood has every License by any Person required for it to conduct its business as presently conducted and as contemplated to be conducted, except would it would not reasonably be expected to result in a Material Adverse Effect.  All such Licenses are in full force and effect, and Honeywood has not received notice of any pending cancellation or suspension of any thereof nor, to the Knowledge of Honeywood, is any cancellation or suspension thereof threatened.

2.9 Employee Benefit Plans; ERISA.

(a) Schedule 2.9 lists each Employee Benefit Plan that Honeywood maintains or to which Honeywood contributes.

2.10 Intellectual Property.

(a) Schedule 2.10(a) sets forth all: (i) United States and foreign patents and patent applications and industrial design registrations, including prepared and unfiled provisional patent applications or non-provisional patent applications, provisional patent applications, patent disclosures, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, utility models, certificates of invention and design patents, registrations, and applications for registration, (ii) United States, state and foreign trademarks and service marks, internet domain names, uniform resource locators (URLs), and any variants thereof (for example, .net, .biz, .info), logos, designs, product and service names, trade dress, trade names, corporate names, and other trade designations whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing, and (iii) United States and foreign registered copyrights, and pending applications to register the same, all of the foregoing Intellectual Property being owned by, or licensed or sublicensed to Honeywood, or being used by Honeywood in its business as presently conducted and as contemplated to be conducted (“Honeywood IP”).

(b) The Honeywood IP set forth in Schedule 2.10(a) sets forth all Intellectual Property necessary for the operation of Honeywood, as its business as presently conducted or as is contemplated to be conducted.

(c) Honeywood has not received any written notice or Proceeding challenging the validity or enforceability of such Honeywood IP or alleging any misuse of such Honeywood IP.

(d) Except as set forth on Schedule 2.10(d)(i), (i) to the Knowledge of Honeywood, no Honeywood IP is being infringed, misappropriated or otherwise violated by any third party, and (ii) to the Knowledge of Honeywood, it is not infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party.  Honeywood has not received written notice of any Proceedings described in subsection (i) or (ii) above since inception, and there are no Proceedings against Honeywood presently pending or, to the Knowledge of Honeywood, threatened, alleging infringement, misappropriation or other violation of any third party Intellectual Property.  Except as set forth on Schedule 2.10(d)(1) and to the knowledge of Honeywood, there is no outstanding consent decree, settlement, order, injunction, judgment or ruling restricting the use or ownership of Honeywood IP used by Honeywood, and Honeywood is not a party to any such outstanding consent decree, settlement, order, injunction, judgment or ruling and, to its Knowledge, Honeywood is not otherwise subject to any such outstanding consent decree, settlement, order, injunction, judgment or ruling.

(e) To the Knowledge of Honeywood, there is no threatened Proceeding regarding or disputing the ownership, registrability, validity, or enforceability of, or use by Honeywood of, any Honeywood IP, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied-for Honeywood IP.  To the Knowledge of Honeywood, it is in material compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any license or sublicense relating to any of the Honeywood IP, except with respect to any non-compliance, breach, violation or default which has been cured or which would not have a Material Adverse Effect.

(f) Except as set forth on Schedule 2.10(f), Honeywood has obtained from all parties (including current or former employees, consultants and subcontractors) who have created any portion of, or to the Knowledge of Honeywood, who would otherwise have any rights in or to, the Honeywood IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Honeywood IP.  All amounts payable by Honeywood to consultants and former consultants involved in the development of any Honeywood IP have been paid in full.

(g) Except as set forth on Schedule 2.10(g), Honeywood has taken commercially reasonable measures to protect its ownership of, and rights in, all Honeywood IP and, without limiting the foregoing, Honeywood has not made any Honeywood IP trade secrets, confidential information or proprietary information that it intended to maintain as confidential available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(h) Except as set forth on Schedule 2.10(h), Honeywood has not transferred ownership of any Honeywood IP or granted any license or sublicense for the use of Honeywood IP.

2.11 Material Contracts.

(a) Except as set forth on Schedule 2.11(a) Honeywood is not party to or bound by:

(i) any Contract that includes any exclusive dealing arrangement or any arrangement that grants any material right of first refusal, right of first offer, preemptive right or similar right or that limits or purports to limit in any material respect the ability of Honeywood (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Entity or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or participate in any business anywhere in the world;

(ii) any Contract for the acquisition, sale, lease or license of properties or assets of Honeywood with a value in excess of $5,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2007;

(iii) any Contract for any acquisition or disposition pursuant to which Honeywood is subject to continuing indemnification or earn-out obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by Honeywood in excess of five thousand USD ($5,000);

(iv) any collective bargaining Contract;

(v) any Contract that is a local marketing, joint sales, shared services, management services, independent sales agent, joint development, commercialization, distribution or similar Contract;

(vi) any employment or similar Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employee or independent contractor of Honeywood;

(vii) any partnership, limited liability company or joint venture Contract where Honeywood directly or indirectly owns an equity interest in the partnership, limited liability company or joint venture;

(viii) any Contract for capital expenditures in excess of five thousand USD ($5,000) for any single item and ten thousand USD ($10,000) for any project consisting of multiple items;

(ix) any Real Property Lease or other Contract relating to Real Property;

(x) any Contract relating to Indebtedness;

(xi) any Contract entered into by Honeywood with an officer, manager, employee, independent contractor or Affiliate of Honeywood;

(xii) any Contract relating to Intellectual Property;

(xiii) any Contract (other than any Contract of the type described in clauses (1) through (13) above) that: (A) involves the payment or potential payment by or to Honeywood of more than ten thousand USD ($10,000) per annum or twenty thousand USD ($20,000) in the aggregate, or (B) cannot be terminated within twelve (12) months after giving notice of termination and without resulting in any material cost, penalty or liability to Honeywood.

Each Contract to which Honeywood is a party of the type described in clauses (1) through (14) of this Section 2.11(a) is referred to in this Agreement as a “Material Contract.”

(b) Honeywood has delivered or made available to Tauriga true, correct and complete copies of each Material Contract and all amendments, modifications and side letters with respect thereto.  Except to the extent that it has previously expired in accordance with its terms, each Material Contract is valid and in full force and effect in all material respects, and is enforceable against Honeywood, and to the Knowledge of Honeywood, is enforceable against each other party thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or affecting creditors’ rights generally, or by general equity principles.

(c) Except as set forth on Schedule 2.11(c), and except as would not reasonably be expected to have a Material Adverse Effect on Honeywood: Honeywood is not, and to the Knowledge of Honeywood no other party thereto is, in breach or violation of, or in default under, any Material Contract.

(d) No Consent from or to any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contract, other than such consents that have been obtained and are in full force and effect or that have been duly given and, in each case copies of such consents have been delivered to Tauriga and Acquisition Sub.

2.12 Taxes.

(a) Honeywood has filed all Tax Returns or permissible extensions related thereto that it was required or permitted to file, as the case may be.  All such Tax Returns were correct and complete in all respects.  Except as set forth on Schedule 2.12(a), all Taxes owed by Honeywood have been paid except for those not yet due.  To its Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where Honeywood does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  To its Knowledge, there are no Encumbrances on any of the assets of Honeywood that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Honeywood has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) To Honeywood’s Knowledge, no Governmental Entity plans to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any liability with respect to any Taxes (a “Tax Liability”) of Honeywood either: (A) claimed or raised by any Governmental Entity, or (B) as to which Honeywood has Knowledge.

(d) Honeywood has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) To the Knowledge of Honeywood, (i) Honeywood has no transferee or successor liability for any unpaid material Taxes of any other Person, (ii) Honeywood is not subject to any closing agreement, request to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to its business, and (iii) Honeywood is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(f) Honeywood has not been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state or local Law), and Honeywood has properly disclosed all reportable transactions as required under Treasury Regulations Section 1.6011-4 (or any corresponding provision of state or local Law).

(g) Honeywood is not a party to any Contract providing for the allocation or sharing of Taxes with a Person (other than customary Tax gross-up or Tax indemnification provisions in credit agreements, derivatives, leases and other commercial Contracts entered into in the Ordinary Course of Business).

(h) Honeywood is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.

(i) There is no Contract covering any employee or independent contractor of Honeywood that individually, or collectively, could give rise to a payment that would result in a nondeductible expense to Honeywood by reason of Section 280G (determined without regard to Section 280G(b)(4)) nor an excise tax to the recipient of such payment under Section 4999 of the Code.

(j) Honeywood has not, and nor has it ever had, a permanent establishment in any foreign country and does not engage and has not engaged in a trade or business in any foreign country.

2.13 Affiliated Party Transactions.

(a) Except as listed on Schedule 2.13(a) and except for obligations arising under the Transaction Documents, no Affiliate of Honeywood has, directly or indirectly, any obligation to or Proceeding or claim against Honeywood.

(b) Except as listed on Schedule 2.13(b) Honeywood has not made any loan or advance to any member, officer, manager, employee or independent contractor of Honeywood or guaranteed any Indebtedness of such Person.

(c) Except as listed on Schedule 2.13(c), no officer or manager of Honeywood or any Affiliate of Honeywood has, either directly or indirectly:

(i) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes to Honeywood any goods or otherwise does business with Honeywood; or

(ii) a beneficial interest in any Contract to which Honeywood is a party or under which Honeywood is obligated or bound or to which the property of Honeywood may be subject, other than Contracts between Honeywood and such Persons in their capacities as employees, officers or directors of Honeywood; provided, however, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such manager, officer or Affiliate of less than one percent (1%) of a class of securities listed for trading on a national securities exchange, automated quotation system or publicly traded in the over-the-counter market.

2.14 Real Property; Environmental Matters.

(a) Schedule 2.14(a) identifies, as of the date hereof: (i) all real properties (by name and location) owned by Honeywood (the “Owned Property”), (ii) all material leases, subleases and occupancy Contracts for real properties and interests in real properties leased, subleased, occupied or operated by Honeywood as lessee, sublessee or occupant (the “Leased Property”).  The Owned Property and the Leased Property are referred to herein collectively as the “Real Property”.  Schedule 2.14(a) also identified all leases, subleases and occupancy Contracts for Real Property to which Honeywood is a party or pursuant to which it occupies Real Property (the “Real Property Leases”).

(b) Except as set forth on Schedule 2.14(b), Honeywood has a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Leased Property, sufficient to allow Honeywood to conduct its business as and where currently conducted. Except as set forth in Schedule 2.14(b), all of the buildings, fixtures and other improvements located on the Real Property are adequate and suitable in all material respects for the purpose of conducting the business of Honeywood as presently conducted and as contemplated to be conducted.  There are no pending, or to the Knowledge of Honeywood, threatened condemnation, eminent domain or similar proceedings affecting any of the Real Property.

(c) Except as set forth in Schedule 2.14(c), the operation of Honeywood’s business is in compliance and has been since inception, in compliance with all applicable Environmental Laws and orders or directives of any Governmental Entity having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, and to Honeywood’s Knowledge, no actions are presently required to comply with any such applicable Environmental Laws.  There is no Proceeding pending or, to the Knowledge of Honeywood, threatened asserting any liability under any Environmental Law against Honeywood.  Honeywood has not received any written citation, directive, letter or other written notice of any Proceeding arising out of or relating to any Environmental Laws, from any Person arising out of the ownership of its properties or the conduct of its operations.  Honeywood is not a party to or otherwise subject to any judicial or administrative judgment, decree, order, consent order, settlement stipulation or Contract relating to any violation or alleged violation of any Environmental Law by Honeywood or the investigation, removal, remediation, monitoring or payment of penalties, costs or damages, including natural resource damages, related to or arising out of the actual or alleged Release of any Hazardous Substance or Contaminant which would reasonably be expected to have a Material Adverse Effect on Honeywood.

(d) There has been no Release of any Hazardous Substance at, on, under or from any Real Property or, during the period of ownership, lease or operation by Honeywood, any real property formerly owned, leased or operated by Honeywood or any present or former Affiliate of Honeywood that would reasonably be expected to have a Material Adverse Effect on Honeywood.  Honeywood has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise.

(e) To its Knowledge, Honeywood has not been named as a responsible party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law.

(f) Set forth on Schedule 2.14(f) are copies of all of Honeywood’s environmental reports, Contracts, audits, studies, investigations, and other written or electronic environmental information created within the past five (5) years in its custody, possession or control concerning Honeywood, their respective businesses, operations and products, or any Real Property or any other real property formerly owned, leased or operated by Honeywood or any current or former Affiliate of Honeywood.

2.15 Title and Sufficiency of Assets.  Except as set forth on Schedule 2.15, Honeywood has good, valid and marketable title to all of the assets reflected on the Latest Honeywood Balance Sheet as being owned by it (except to the extent that such assets have been disposed of after the date of such balance sheet in the Ordinary Course of Business), free and clear of all Encumbrances.  The assets, properties and rights owned, leased or licensed by Honeywood and the Contracts to which Honeywood is a party relating to its business, constitute all of the assets, properties, rights and Contracts required to conduct its business as presently conducted and as contemplated to be conducted.

2.16 Insurance.  Set forth in Schedule 2.16 is a list of all insurance policies of any kind covering Honeywood.  Tauriga and Acquisition Sub have been provided copies of all such policies.  Since inception, Honeywood has not been denied any insurance coverage which it has requested.

2.17 Delivery of Documents; Corporate Records.  The minute books of Honeywood contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of Honeywood’s board of managers (and all committees thereof) and the members of Honeywood since the date of its incorporation or organization.  The membership interest record of Honeywood contains true, correct and complete copies of the records of all issuances and transfers of membership interests and other equity interests of Honeywood since its inception.  True, correct and complete copies of all such minute books and membership interest record books have been provided to Tauriga and Acquisition Sub.

2.18 Labor and Employment Matters.

(a) Set forth on Schedule 2.18(a) is a true, correct and complete list of all employees and independent contractors of Honeywood as of the date hereof and their respective positions and hire dates.  Honeywood has provided Tauriga and Acquisition Sub current annual salary and bonus information for all Honeywood employees, officers and directors.  Honeywood is not aware of any employee or independent contractor who intends to terminate his or her employment relationship with Honeywood or Surviving Entity as a result of the transactions contemplated hereby or otherwise.

(b) Set forth on Schedule 2.18(b) is a true, correct and complete list of the names and title of each director and manager of Honeywood and such Person’s compensation during Honeywood’s most recently ended fiscal year.

(c) (i) Honeywood is not a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Honeywood, (ii) none of the employees of Honeywood are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or, to the Knowledge of Honeywood, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of Honeywood, (iii) there are no union claims to represent the employees of Honeywood, and (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the Knowledge of Honeywood, threatened against or affecting Honeywood, and there have not been any such actions at any time since inception.

(d) Except as set forth on Schedule 2.18(d), Honeywood is, and has at all times since inception been, in compliance with all applicable Legal Requirements respecting immigration, employment and employment practices, and the terms and conditions of employment, including employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Legal Requirement.  There are no employment or service Contracts, severance Contracts or retention Contracts with any employees or independent contractors of Honeywood and no personnel policies, rules or procedures applicable to employees of Honeywood, other than those listed in Schedule 2.18(d), true and correct copies of which have been provided to Tauriga and Acquisition Sub.  Except as set forth in Schedule 2.18(d): there are no Proceedings related to Honeywood pending, or, to the Knowledge of Honeywood, threatened, in any court or with any Governmental Entity responsible for the enforcement of federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any Legal Requirement or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with Honeywood.

(e) Honeywood’s characterization and treatment of consultants and contractors as independent contractors satisfies all Requirements of Law. Honeywood has complied in all material respects with all Requirements of Law relating to payment of wages and overtime compensation and is not liable for any arrears of wages or benefits, or any Taxes or penalties for failure to comply with any of the foregoing.

2.19 Investment in Tauriga Securities; Tax Advice.

(a) Each Member represents and warrants that such Member is acquiring restricted shares of Tauriga’s common stock as Merger consideration for its own account for investment purposes only and not with a view to or for distributing or reselling such Merger Shares or any part thereof.

(b) Except as set forth on Schedule 2.19 hereto, at the time such Member was offered the Merger Shares, it was, and as of the date of the Member Approval and the Closing Date, it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Each Member acknowledges that it has reviewed the reports filed by Tauriga under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act and has been afforded: (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Tauriga concerning such materials, (B) access to information about Tauriga and its financial condition, results of operations, business, properties, management and prospects sufficient to enable Honeywood to evaluate its investment, and (C) the opportunity to obtain such additional information that Tauriga possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Merger, the merger consideration the Merger Shares and the transactions contemplated in this Agreement and any Transaction Document. Notwithstanding the foregoing, each Member has independently evaluated the merits of its decision to enter into the transactions contemplated hereby including investment in and ownership of the Merger Shares, and no Member has relied on the business or legal advice of Tauriga or its Representatives in making its investment decision hereunder, and confirms that no such Person has made any representations or warranties to Honeywood in connection with the transactions contemplated hereby other than as set forth herein.

(d) Each Member, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the proposed transactions including investment in the Merger Shares, and has so evaluated the merits and risks of such investment.  Each Member understands that it must bear the economic risk of the investment in the Merger Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(e) Each Member understand that the Merger Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Tauriga in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, and each Member understands that the certificates evidencing the Merger Shares may bear a legend to this effect.

(f) Notwithstanding anything to the contrary contained in this Agreement, each Party to this Agreement acknowledges that he, she or it has received his, her or its own Tax advice in respect of the Tax consequences of the transactions contemplated by this Agreement and has not and will not rely on any other Party for such Tax advice.

2.20 Certain Business Practices.  Neither Honeywood, nor to the Knowledge of Honeywood, any manager, officer, employee, independent contractor, agent or representative of Honeywood (acting in such capacity), has, directly or indirectly: (a) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Entity, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage, or (b) taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Requirements of Law applicable to Honeywood (whether by virtue of jurisdiction or organization or conduct of business).

2.21 Takeover Laws.  Honeywood has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of any applicable federal or state takeover statute.

2.22 No Brokers.  Except as set forth on Schedule 2.22, no Person is entitled to any brokerage, financial, advisory or similar fee or commission payable by any of Honeywood or any Affiliate of Honeywood in connection with the transactions contemplated by this Agreement or any Transaction Document.  It is hereby agreed and acknowledged that to the extent that any such financial advisory, broker, placement agent or similar fees are due and payable, they will remain the obligation of the Sellers to satisfy such fees.

2.23 No Misstatements or Omissions.  No representation or warranty by any Seller contained in this Agreement or in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Tauriga or Acquisition Sub or hereafter furnished to Tauriga or Acquisition Sub pursuant to this Agreement on the part of any Seller, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

2.24 Compliance with Laws.  Except as set forth in Schedule 2.24, each of Honeywood and its subsidiaries and affiliates: (A) is and at all times has been in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by Honeywood (“Applicable Laws”); (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority (including the Federal Trade Commission (the “FTC”)) alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) possesses all material Authorizations and such Authorizations are valid and in full force and effect and Honeywood is not in material violation of any term of any such Authorizations; (D) has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA, FTC or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations; (E) has not received notice that the FDA, FTC or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA, FTC or any other federal, state, local or foreign governmental or regulatory authority is considering such action; and (F) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

2.25 All Necessary Permits, etc. Except as set forth in Schedule 2.25, Honeywood possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its businesses except for such certificates, authorizations or permits which the failure to obtain would not result in a Material Adverse Effect, and Honeywood has not received any written notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Effect.

2.26 Money Laundering Laws.  To the Knowledge of Honeywood, the operations of Honeywood, its affiliates and subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Honeywood with respect to the Money Laundering Laws is pending or, to the Knowledge of the Honeywood, threatened.

2.27 No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), neither Seller, nor Honeywood nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or Honeywood, including any representation or warranty as to the accuracy or completeness of any information regarding the business of Honeywood furnished or made available to Purchaser and its Representatives or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Honeywood’s business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TAURIGA AND ACQUISITION SUB.

Purchasers, jointly and severally represent and warrant to the Sellers that each of the following statements is true and correct as of the date of this Agreement (unless stated as of another date) and shall be true and correct as of the Closing Date:

3.1 Organization.  Tauriga is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Purchasers is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Purchasers.  Acquisition Sub has delivered to Honeywood true, correct and complete copies of its Certificate of Organization, operating agreement and other organizational documents, as currently in effect, of Acquisition Sub.

3.2 Authorization; Validity of Agreement.  Each of the Purchasers has the requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement, and to assume and perform any obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement will at Closing be, duly authorized, executed and delivered by such Person and, assuming the due authorization, execution and delivery by Honeywood, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  No corporate or limited liability company proceedings on the part of the Purchasers or any of their stockholders or members are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the CA Code.

3.3 No Violations; Consents and Approvals.

(a) The execution, delivery and performance of each of this Agreement and the other Transaction Documents by the Purchasers do not, and the consummation by each Purchaser of the transactions contemplated hereby and thereby will not: (i) violate any provision of such Purchaser’s Certificate of Incorporation, Articles of Organization, bylaws, operating agreement or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to such Purchaser or to which such Purchaser is a party, after giving effect to any Required Consents, or (iii) violate any Legal Requirement applicable to the Purchasers or any of their respective properties or assets.

(b) No consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with, to or of any Governmental Entity or Person is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Purchasers or the consummation by the Purchasers of the transactions contemplated hereby and thereby, except the Required Consents set forth on Schedule 3.3 hereof.

3.4 Tauriga Common Stock.  The Merger Shares to be issued to the Members upon Closing, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

3.5 SEC Filings; Disclosure.  Tauriga has filed with the SEC all forms, statements, reports and documents required to be filed by it since January 1, 2007 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder all of which, as amended, if applicable, complied when filed in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

3.6 Acquisition Sub.  Acquisition Sub is a wholly-owned subsidiary of Tauriga organized on March 6, 2014 that has not engaged in any operations through the Closing Date, except as contemplated by this Agreement.

3.7 Capitalization.  The number of shares outstanding, options, warrants and notes exercisable for, exchangeable for or convertible into shares of Tauriga’s Common Stock are set forth in the Quarterly Statement on Form 10-Q of Tauriga for the fiscal quarter ended December 31, 2013.

3.8 No Brokers.  No Person is entitled to any brokerage, financial, advisory or similar fee or commission payable by any of Tauriga, Acquisition Sub or any Affiliate of Tauriga or Acquisition Sub in connection with the transactions contemplated by this Agreement or any Transaction Document.

ARTICLE IV

CONDITIONS.

4.1 Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Honeywood (it being agreed that if any of the following conditions are not satisfied as of the Closing and the Parties nevertheless consummate the transactions contemplated hereby, such conditions shall be deemed waived except to the extent that the Parties agree specifically to the contrary in writing):

(a) Correctness of Representations and Warranties.  Each of the representations and warranties of Purchasers contained in this Agreement shall have been true and correct on the date hereof (unless stated as of another date) and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date.

(b) Performance of Covenants and Agreements.  All of the covenants and agreements of Purchasers contained in this Agreement and required to be performed by the Purchasers on or before the Closing Date shall have been performed in all material respects.

(c) Absence of Material Adverse Effect.  There shall not have occurred any event, occurrence, incident, action, failure to act, or transaction since the date hereof which has had or would reasonably be expected to have a Material Adverse Effect on any of the Purchasers.

(d) Officer’s Certificate.  Each of the Purchasers shall have delivered to Honeywood a certificate, dated as of the Closing Date, signed by an officer of such Purchaser certifying as to the satisfaction of the conditions specified in clauses (a) and (b) above.

(e) No Proceedings.  No preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated hereby shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

(f) Financing.  On or before the Closing Date, Tauriga shall have raised one million USD ($1,000,000) (“WC Financing”), which shall be held in the escrow account of the Quick Law Firm (the “Escrow Account”) as of the Closing Date (it being understood and agreed that funds available in escrow pending the Closing of the transactions contemplated by this Agreement shall be considered to be available for the purposes of this Section 4.1(f)).  The remainder of the WC Financing less any Advances (as defined below) will be deposited in a jointly held bank account within one (1) business day following the Closing Date for the general corporate and working capital purposes of the Surviving Entity.  Notwithstanding the provisions of this Section 4.1(f), it is agreed and acknowledged that any monies paid, transferred, wired or delivered by Tauriga to Honeywood prior to the Closing Date (but excluding any Rent Payments paid by Tauriga pursuant to Section 5.19 and the legal fees paid for by Tauriga on Sellers’ behalf), including, but not limited to, the $75,000 and $100,000 described and set forth in Section 1.2(a) of this Agreement (“Advances”), shall be credited towards the aggregate amount of the WC Financing required to be raised by Tauriga for the general corporate and working capital purposes of the Surviving Entity as set forth in this Section 4.1(a) and 5.10.  Any Advances shall not exceed five hundred thousand USD ($500,000) and will be credited to Tauriga against the Balance.  Notwithstanding the provisions of this Section 5.10, it is agreed and understood that the Members of Honeywood will receive an additional twenty thousand USD ($20,000) from Tauriga to pay Buchalter Nemer P.C. for its legal fees incurred solely in connection with this Merger.

(g) Consents and Approvals.  Honeywood shall have received written evidence satisfactory to it that all Required Consents pursuant to Section 3.3 have been obtained or made.

(h) Delivery of Secretary’s Certificate.  Honeywood shall have received a certificate from each of the Purchasers, signed by the respective Secretary or Assistant Secretary of such Purchaser, certifying that the attached copies of its respective Certificate of Incorporation, Articles of Organization, bylaws, operating agreement and resolutions of the board of directors or board of managers approving this Agreement and the transactions contemplated hereby are all true, correct and complete and remain in full force and effect.

(i) Employment Agreements.  Tauriga shall have entered into an employment agreement with each of Elie Green, Daniel Kosmal and Ramona Rubin, which shall be in conformity with applicable Federal laws and California laws, and in forms acceptable to each of Elie Green, Daniel Kosmal and Ramona Rubin, as applicable.

(j) Amendments to this Agreement and the Disclosure Schedules. Honeywood shall have provided Tauriga with Disclosure Schedules in form acceptable to Honeywood and Tauriga, and any necessary amendment to the Merger Agreement to address changes to Article II of this Agreement as well as any other necessary changes in form acceptable to Honeywood and Tauriga.

(k) Operations Committee and Board Seat.  Honeywood shall have received an agreement regarding the scope of Honeywood’s Board of Managers governance and reporting requirements to Tauriga’s operations committee (“Operations Committee”) in a form acceptable to Honeywood and Tauriga.  Further, Daniel Kosmal or another member of Honeywood shall have been offered a position on Tauriga’s Board of Directors effective as of the Closing Date.

(l) Rule 10b5-1 Plan.  Tauriga shall have adopted effective stock trading plans in place in accordance with the guidelines established by the Securities and Exchange Commission under Rule 10b5-1 ("Rule 10b5-1") of the Securities Exchange Act of 1934 for the benefit of each of the Sellers.

(m) Operating Agreement.  The Members and Tauriga shall have executed an Operating Agreement for the Surviving Entity in form acceptable to the Members and Tauriga.

(n) Other Closing Documents.  Honeywood shall have received the executed Certificate of Merger and such other agreements and instruments as Honeywood shall reasonably request, in each case, in form and substance reasonably satisfactory to Honeywood.

4.2 Conditions to Obligations of Purchasers.  The obligations of Tauriga and Acquisition Sub to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Tauriga or Acquisition Sub (it being agreed that if any of the following conditions are not satisfied as of the Closing and the Parties nevertheless consummate the transactions contemplated hereby, such conditions shall be deemed waived except to the extent that the Parties agree specifically to the contrary in writing):

(a) Correctness of Representations and Warranties.  Each of the representations and warranties of the Sellers contained in this Agreement shall have been true and correct on the Finalization Date and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date.

(b) Performance of Covenants and Agreements.  All of the covenants and agreements of the Sellers contained in this Agreement and required to be performed by the Sellers on or before the Closing Date shall have been performed in all material respects.

(c) Absence of Material Adverse Effect.  There shall not have occurred any event, occurrence, incident, action, failure to act, or transaction since the date hereof which has had or would reasonably be expected to have a Material Adverse Effect on Honeywood.

(d) Officer’s Certificate.  Each of the Sellers that is an entity shall have delivered to Tauriga a certificate, dated as of the Closing Date, signed by an officer of such Seller certifying as to the satisfaction of the conditions specified in clauses (a), (b) and (c) above.

(e) No Proceedings.  No preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated hereby shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

(f) Consents and Approvals.  Tauriga shall have received written evidence satisfactory to it that all Required Consents pursuant to Section 2.4 have been obtained or made.

(g) Member Approval of Merger.  The Members shall have taken all limited liability company action required to: (i) approve the Merger and provide the Member Approval (including any stockholder/members approval under the CA Code), and (ii) waive any rights of first refusal, and Honeywood shall have delivered to the Purchasers at Closing a certificate of Honeywood’s Secretary or Assistant Secretary to that effect.

(h) Release.  Each of Honeywood, Chief Executive Officer of Honeywood and the Members from time to time party to this Agreement shall have executed and delivered to Tauriga a Release and Covenant not to Sue substantially in the form of Exhibit B attached hereto.

(i) Form S-1 Effectiveness.  Tauriga shall have received notice of effectiveness from the Securities and Exchange Commission regarding the Form S-1 Registration Statement which it will file within forty-five (45) days following the date of this Agreement and pursuant to the terms of that Securities Purchase Agreement between Tauriga and such investor, to register for resale the underlying securities issuable pursuant to a Warrant  being sold to such investor in exchange for its the funding of $1,000,000 related to the merger.

(j) Audited Financials.  Honeywood shall have delivered, and Tauriga shall have received, the financial statements of Honeywood, and Tauriga’s auditor shall have prepared and approved, the consolidated balance sheets, consolidated statements of income, consolidated statements of stockholders’ equity, consolidated statements of cash flows and any notes to the notes to condensed consolidated financial statements, and any other financials related to the Merger under this Agreement that are necessary for Tauriga to comply with its financial, auditing and accounting requirements under the Securities Act of 1933, as amended (the “33 Act”), the Securities and Exchange Act of 1934, as amended, and under the respective rule and regulations thereunder, including Regulation S-X under the 33 Act, the instructions under Form 8-K and Form S-1. Tauriga shall bear the cost of the preparation of the auditing of Honeywood’s financials necessary and directly related to the closing of the Merger and Tauriga’s applicable financials reporting obligations under the Securities Act and Exchange Act.  Honeywood and Tauriga’s auditor will use their best efforts to contain the costs to not more than $30,000 in the preparation of audited financials.

(k)  Termination of Employment/Consulting/Agency Agreement.  Any and all employees of Honeywood (and any employees working under the Doc Green’s brand) who have an employment, consulting or agency (or such similar) agreement shall have entered into an agreement with Honeywood in form and substance reasonably satisfactory to Tauriga: (i) terminating such Employment/Consulting/Agency Agreement, and (ii) acknowledging that no amounts are due or payable to such employee/agent pursuant to such agreement from and after the Closing Date and otherwise releasing Honeywood from all liabilities, claims and choses in action.

(l) Waiver of Appraisal Rights.  Each of the Members of Honeywood shall have waived, in a manner reasonably satisfactory to Tauriga, any and all dissenters’ rights of appraisal under the CA Code and no such rights shall have been asserted or exercised by any Member.

(m) Standstill Agreement. The Honeywood, its executives and its Members shall have entered into a Standstill and Voting Agreement substantially in the form attached as Exhibit C hereto.

(n) Operating Agreement.  The Members and Tauriga shall have executed an Operating Agreement for the Surviving Entity in form acceptable to the Members and Tauriga.

(o) Joinders.  Each of the Members of Honeywood, as of the Closing Date, shall have entered into a joinder to this Agreement substantially in the form attached as Exhibit D hereto (“Joinder”).

(p) Due Diligence.  Tauriga shall have completed its business, regulatory, intellectual property, financial and accounting and legal due diligence review of Honeywood  and its business, regulatory matters, its assets and liabilities and the Product subject to this Agreement, as well as its business arrangements and structure with the not-for-profit companies to which it sells its products, and the results thereof shall be satisfactory to Tauriga and its counsel in its and their sole discretion.

(q) Delivery of Secretary’s Certificate.  Tauriga shall have received a certificate from each Seller that is an entity, signed by the respective Secretary or Assistant Secretary of such Seller, certifying that the attached copies of its respective organizational documents, operating agreement and resolutions of its board of directors or managers approving this Agreement and the transactions contemplated hereby are all true, correct and complete and remain in full force and effect.

(r) Employment Agreements.  Elie Green, Daniel Kosmal and Ramona  Rubin shall have entered into an employment agreement with Tauriga, which shall be in conformity with applicable Federal laws and California laws.

(s) Amendments to this Agreement and the Disclosure Schedules. Honeywood shall have provided Tauriga with Disclosure Schedules in form acceptable to Honeywood and Tauriga, and any necessary amendment to the Merger Agreement to address changes to Article II of this Agreement as well as any other necessary changes in form acceptable to Honeywood and Tauriga.

(t) Product Labeling and Advertising. Honeywood’s (Doc Green’s) product labeling, website and other forms of advertising and communications regarding its product and company shall have been revised and amended to the satisfaction of Tauriga and its counsel pursuant to Section 5.19 of this Agreement.

(u) Honeywood Tax Returns: Honeywood shall have delivered to Tauriga correct and complete copies of all federal and state income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Honeywood for the last two (2) years.

(v) Other Closing Documents.  Tauriga shall have received the executed Certificate of Merger and such other agreements and instruments as Tauriga shall reasonably request, in each case, in form and substance reasonably satisfactory to Tauriga.

ARTICLE V

COVENANTS.

5.1 Further Assurances.  Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of their respective closing conditions set forth in Article IV).  Each of the parties hereto further agree to continue, between the time of execution of this Agreement and the Closing Date, the due diligence process, as well as finalizing the Disclosure Schedules and any amendments to this Agreement.

5.2 Full Access.  From the date hereof through the Closing Date, each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to such Party.

5.3 Notice of Developments.  From the date hereof through the Closing Date, Honeywood and each of the other Sellers will give prompt written notice to Purchasers of any material adverse development that would reasonably be expected to cause a Material Adverse Effect, and following the Finalization Date until the Closing date, such developments that would reasonably cause a breach of any of the representations and warranties of Honeywood or any of the other Sellers herein.

5.4 Regulatory and Other Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party will proceed diligently and in good faith to, as promptly as practicable, to: (a) obtain all Required Consents, make any other filings with and give any other notices to Governmental Entities or any other public or private third parties required of a Party to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental Entity or other public or private third parties as any other Party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith.

(b) Honeywood and each of the other Sellers will reasonably cooperate with Purchasers in: (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Licenses, notices or authorizations are required to be obtained prior to the Effective Time from, the SEC or any other Governmental Entities or third parties in connection with the execution and delivery of this Agreement and Transaction Documents, and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Licenses, notices or authorizations.

(c) Upon the request of Tauriga and at Tauriga’s expense, Honeywood shall reasonably cooperate with and assist Tauriga and Tauriga’s independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of Honeywood in accordance with GAAP and reports and consents of Honeywood’s independent accountants as may be necessary for Tauriga to comply with SEC or other reporting and disclosure requirements.  If requested by Tauriga, Honeywood shall deliver to Tauriga or Tauriga’s or Honeywood’s independent public accountants all engagement letters and management representation letters as may be reasonably requested by Tauriga (at Tauriga’s cost and expense) or such accountants, which shall cover such periods as Tauriga may reasonably request.  In connection with the foregoing, Honeywood shall use its commercially reasonable best efforts to cause their accountants to cooperate with and assist Tauriga and its independent public accountants in the preparation of the financial statements contemplated by this Section 5.4(c) as may be necessary or applicable under the Securities Act and the Exchange Act, and the rules and regulations thereunder.

5.5 Preservation of Business.  From the date of this Agreement through the Closing Date, Honeywood shall operate only in the Ordinary Course of Business, and shall use commercially reasonable efforts to: (a) preserve intact its respective business organization, and (b) preserve the good will and advantageous relationships with customers, prospective customers, suppliers, independent contractors, employees and other Persons material to the operation of its business.  Honeywood will use its reasonable best efforts to not and the Members will use each of their reasonable best efforts to not permit Honeywood to (or after the closing, the Surviving Entity, in accordance with the covenants under this Agreement, to not), without the prior written consent of Tauriga, do, permit or suffer the occurrence of any action or omission which would cause any of the representations or warranties of Sellers contained herein to become inaccurate, or any of the covenants or agreements of Sellers to be breached in any material respect.  From the date hereof through the Closing Date, No Member will sell, transfer, convey, deliver or encumber any of its membership interests in Honeywood other than with the prior written consent of Tauriga.

5.6 Publicity.  Prior to issuing any public announcement or statement with respect to the transactions contemplated hereby Tauriga and Honeywood will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing.  Subject to the preceding sentence, Tauriga and Honeywood each agree to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

5.7 Appointment of Managers and Officers.  Tauriga shall take such actions and make such filings as may be necessary to satisfy the requirements of Section 1.1(d)(v).

5.8 Tax Treatment.  For federal income Tax purposes, the Parties intend that the Merger shall be treated as Tauriga acquiring all of the assets of Honeywood and as the Members of Honeywood converting their equity interests in Honeywood into a right to receive the restricted common stock of Tauriga, consistent with Internal Revenue Service Ruling 99-6.

5.9 No-Shop.  From the date hereof through the Closing Date:

(a) Other than as contemplated in this Agreement, immediately following the execution of this Agreement, the Parties will (and will cause each of their respective employees, officers, directors, managers, stockholders, members, agents and representatives (“Representatives”) to) terminate any and all existing activities, discussions and negotiations with third parties (other than each other) with respect to any Alternative Proposal.

(b) Other than as contemplated in this Agreement including the condition for Tauriga to obtain additional financing, no Party will (and each will cause its Representatives not to), directly or indirectly, solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or a majority of a Party’s capital stock or equity interests or all or ten percent (10%) or more of the assets or business of a Party, whether by merger, consolidation, reorganization, purchase of stock/interests, purchase of assets, tender offer, exchange offer or otherwise (an “Alternative Proposal”).

(c) A Party shall promptly (and in any event by 5:00 p.m. New York City time, on the next business day) communicate to the other Parties in writing the identity of the Person making an Alternative Proposal or any related inquiries, proposals or offers, and the terms and conditions of such Alternative Proposal, inquiry, proposal or offer that it may receive.

(d) A Party’s board of directors or managers (or a committee thereof) shall not approve or recommend an Alternative Proposal, or withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger (or publicly propose to do any of the foregoing).

(e) Nothing in this Section 5.9 shall permit Honeywood or any other Seller to terminate this Agreement.  For the avoidance of doubt, none of Honeywood or any other Seller may enter into any agreement with respect to an Alternative Proposal during the term of this Agreement.

(f) The Sellers shall ensure that their respective Representatives are aware of the provisions of this Section 5.9, and the Sellers acknowledge and agree that any action taken by any Representative of the Sellers that, if taken by the Sellers, would constitute a breach of this Section 5.9, will be deemed to constitute a breach of this Section 5.9 by the Sellers.

5.10 Financing.  On or before the Closing Date, Tauriga shall have raised one million USD ($1,000,000) (“WC Financing”), which shall be held in the escrow account of the Quick Law Firm (the “Escrow Account”) as of the Closing Date (it being understood and agreed that funds available in escrow pending the Closing of the transactions contemplated by this Agreement shall be considered to be available for the purposes of this Section 4.1(f)).  The remainder of the WC Financing less any Advances (as defined below) will be deposited in a jointly held bank account within one (1) business day following the Closing Date for the general corporate and working capital purposes of the Surviving Entity.  Notwithstanding the provisions of this Section 4.1(f), it is agreed and acknowledged that any monies paid, transferred, wired or delivered by Tauriga to Honeywood prior to the Closing Date (excluding any Rent Payments paid by Tauriga pursuant to Section 5.19 and the legal fees paid for by Tauriga on Sellers’ behalf), including, but not limited to, the $75,000 and $100,000 described and set forth in Section 1.2(a) of this Agreement (“Advances”), shall be credited towards the aggregate amount of the WC Financing required to be raised by Tauriga for the general corporate and working capital purposes of the Surviving Entity as set forth in Sections 4.1(f) and 5.10.  Any Advances shall not exceed five hundred thousand USD ($500,000) and will be credited to Tauriga against the Balance.  Notwithstanding the provisions of this Section 5.10, it is agreed and understood that the Members of Honeywood will receive an additional twenty thousand USD ($20,000) from Tauriga to pay Buchalter Nemer P.C. for its legal fees incurred solely in connection with this Merger.

5.11 ATM Lock-up.  Following the Closing Date and for a period of one-hundred twenty (120) days thereafter (the “Lock-up Period”), Tauriga covenants not to utilize its EEP securities drawn under its common stock purchase agreement (“ATM”) entered into between Tauriga and Hanover Holdings I, LLC, a New York limited liability company on June 13, 2013, without the prior written consent of the Parties to this Agreement, which consent shall not be unreasonably withheld. Tauriga covenants to utilize up to one-half of the ATM (“Surviving Entity’s ATM Shares”), for purposes of funding the Surviving Entity’s business operations, expansion or other working capital needs from the ATM between the Closing Date and July 30, 2016, if necessary, and Members covenant that any funds drawn under and from the ATM will be utilized solely for the Surviving Entity’s business operations, expansion or other working capital needs.  Following the Lock-up Period, and through July 30, 2016, any request by the Surviving Entity for a sale under the ATM exceeding an aggregate of two million (2,000,000) shares of Tauriga’s common stock within a consecutive ten (10) day period will require the prior written consent of Tauriga, which consent shall not be unreasonably withheld.  For the avoidance of any doubt, any request by the Surviving Entity for a sale of shares under the ATM for Surviving Entity’s working capital needs which does not exceed an aggregate of two million ($2,000,000) shares of Tauriga’s common stock within a consecutive ten (10) day period will not require the prior written consent the Operations Committee.  Tauriga hereby covenants and agrees to refrain from use or sale of Surviving Entity’s ATM Shares from the date of this Agreement until the Closing Date.

5.12 Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger, shall be borne and paid shall be borne and paid by the Purchasers as a group.

5.13 Taxes.

(a) Honeywood shall be liable for and shall pay, and pursuant Article VI shall indemnify and hold harmless Purchasers from and against any and all Costs incurred by Purchasers in connection with or arising from all Tax liabilities  (whether assessed or unassessed) of Honeywood attributable to periods or portions thereof ending on or prior to the Closing Date other than Taxes accrued for on the Latest Honeywood Balance Sheet.  The Purchasers shall be liable for and shall pay, and pursuant to Article VI shall indemnify and hold harmless the Sellers party hereto from and against any and all Costs incurred by Sellers in connection with or arising from all Tax liabilities (whether assessed or unassessed) of Surviving Entity and/or Honeywood (as applicable) attributable to periods (or portions thereof) beginning on or after the Closing Date.  For purposes of this Section 5.14(a), any period beginning before and ending after the Closing Date (a “Straddle Period”) shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that any property Taxes imposed on a periodic basis shall be allocated on a daily basis.

(b)           The Purchasers, on the one hand, or Honeywood, on the other hand, as the case may be, shall provide reimbursement for any Tax paid by one Party, all or a portion of which is the responsibility of the other Party in accordance with the terms of Section 5.12 or this Section 5.14.  Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other Party from its liability hereunder.

(c)           Honeywood shall prepare or cause to be prepared and file or cause to be filed all income or franchise Tax Returns that are required to be filed with respect to Honeywood for all Taxable periods ending on or prior to the Closing Date and shall cause the Sellers to pay to Honeywood at least three (3) business days prior to the due date for such payments any and all Taxes due by Honeywood with respect to any such applicable period to the extent they were not fully accrued as liabilities on the Latest Honeywood Balance Sheet.  All such Tax Returns shall be prepared and filed consistent with past practices of Honeywood, to the extent such practices comply with applicable Legal Requirements.

(d)           Surviving Entity shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Honeywood or the Surviving Entity for all Taxable periods of such Person, ending after the Closing Date, and Surviving Entity shall remit (or cause to be remitted) any Taxes due from such Person in respect of such Tax Returns.  Honeywood shall reimburse Surviving Entity for any Taxes for which Honeywood is liable pursuant to this Section 5.14 but which are payable with respect to any Tax Return to be filed by Surviving Entity upon the written request of Surviving Entity setting forth in detail the computation of the amount owed by Honeywood and, with respect to any such Tax Return as to which Honeywood is required to reimburse Surviving Entity for any periods ending on or before the Closing Date.  Surviving Entity shall provide a copy of such Tax Return to Honeywood at least fifteen (15) business days prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Honeywood prior to filing such Tax Return.

(e)           After the Closing Date, each of the Sellers and the Purchasers shall (and shall cause their respective Affiliates to): (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing, (ii) cooperate fully in preparing for and participating in any audits of, requests for information from, or disputes with Taxing authorities regarding, any Tax Returns or Taxes assessed in respect of Honeywood or the Surviving Entity, (iii) make available to the other and to any Taxing authority as reasonably requested all information, records and documents relating to Taxes of Honeywood or the Surviving Entity, (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of Honeywood or the Surviving Entity for Taxable periods for which the other may have a liability under this Section 5.14, (v) furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request with respect to any such Taxable period, and (vi) timely provide to the other Parties powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.14

(f)           Within thirty (30) days following the Closing Date, to the extent necessary to satisfy the Member’s respective tax consequences arising solely out of the receipt of the Merger Shares, Tauriga agrees to use its best efforts to enable such Member to sell such number of Merger Shares sufficient to satisfy such Seller’s estimated and unpaid tax liability generated by the receipt of the Merger Shares or other merger consideration by way the filing of a Form S-1 for the resale of the Member’s Merger Shares, but only up to such number of Merger Shares as then necessary to satisfy such tax consequence, and in compliance the Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

(g)           The obligations of the Parties set forth in this Section 5.13 shall be unconditional and absolute and shall remain in effect until sixty (60) days after the relevant statute of limitations for assessing the tax has expired.

5.14 Records. For four (4) years following the Closing Date, Tauriga shall grant to the Sellers and their authorized representatives at Sellers’ request, reasonable access to the books, records, officers and employees of Tauriga as may be reasonably necessary in connection with the defense of any legal proceeding; provided that (x) Tauriga may redact any portion of, or deny access to, any materials that are subject to attorney-client privilege, work product privilege or any other privilege or confidentiality obligation, and (y) any such access shall be limited to matters arising prior to the Closing Date.

5.15 Employment Agreements.  Tauriga shall have, on or before the Closing Date offered Elie Green, Daniel Kosmal and Ramona  Rubin an employment agreement satisfactory to such individual and Tauriga, providing such person is employed by the Surviving Entity as of and after the Closing Date.

5.16 Bank Account. Tauriga shall have, within three (3) business days following the Closing Date, opened a commercial bank account with a bank of its choice, which account shall be jointly held by Tauriga and the Surviving Entity.  The Surviving Entity agrees and acknowledges to utilize the proceeds provided by Tauriga (both the $1 million initially and any funds thereafter derived from the Surviving Entity’s business or elsewhere) for the Surviving Entity’s working capital, expansion and/or maintenance of its business operations and with the goal of substantial increase in its revenues, and at margins that are acceptable to Tauriga.  Elie Green, Daniel Kosmal and Ramona Rubin shall be appointed as the sole signatories and authorized agents under such bank account, provided that if at any time the funds drawn from such bank account are not being utilized for Surviving Entity’s working capital and other business related needs within the scope of ordinary course of business or other projects as previously approved by the Operations Committee, then Tauriga shall be permitted to appoint an  authorized executive or employee as a joint signatory under such bank account.

5.17 Surviving Entity Board of Managers.  On or before the Closing Date, Tauriga and the Sellers will form a Board of Managers of the Surviving Entity (the “Board of Managers”), which will oversee and approve the day to day operations of the Surviving Entity following the closing of the Merger.  The Board of Managers will consist of Elie Green, Daniel Kosmal, Ramona Rubin and Stella Sung.  Any matters that may have a Material Adverse Effect, or shall involve such additional major decisions as may be agreed upon by Honeywood and Tauriga prior to Closing will require the unanimous consent of the Board of Managers.  Any other decisions shall be subject to the majority approval of the Board of Managers.  The parties hereto, and the members of the board of managers that are or become party to this agreement (or by joinder) agree that the Board of Managers will meet at a minimum on a quarterly basis, and that any additional meetings will be called on an as needed basis should a decision concerning any material or substantial matters arise which require the approval of the Board of Managers (as outlined in this Section 5.17) before the next scheduled quarterly meeting.

5.18 Labeling, Website and Other Advertising.  Honeywood and the Sellers will diligently and cooperate in good faith with Tauriga in revising Honeywood’s (including Doc Green’s) product labeling, sales, advertising, marketing, website language and other physical and electronic means by which it provides information about its products, its and their uses, claims, intent, warnings, warranties, ingredients, components and the like, which changes must be made, implemented and be deemed acceptable and approved by Tauriga, its counsel and Honeywood on or before the Closing Date, such acceptance and approval to be confirmed in writing (which confirmation is permissible via email, fax or other electronic means).

5.19 Rent Payments.  Tauriga covenants and agrees that from the date hereof until the Closing Date, Tauriga shall be solely responsible for any and all rent payments due by Honeywood for its corporate offices located at 1999 Harrison Street, Oakland, California, which payments shall not be credited towards the Advances against the WC Financing or the Break-Up Fee set forth in Section 1.2.  For the avoidance of any doubt, the Surviving Entity shall be responsible for any and all rent payments for the above facility on and after the Closing Date.

ARTICLE VI

INDEMNIFICATION.

6.1 Indemnification by Honeywood.

(I) Each Seller (in the proportion to such Seller’s Merger Shares issued hereunder) shall severally, and not jointly, indemnify and hold harmless Tauriga, Acquisition Sub, Surviving Entity, their Affiliates and their respective officers, directors, employees, attorneys, agents and controlling persons from any liability, damage (excluding indirect or consequential damages), loss, penalty, cost or expense, including reasonable attorneys’ fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (collectively, “Costs”), arising from or attributable to:

(a) Any breach of any representation, warranty or agreement made by any one or more of the Sellers in this Agreement or any certificate delivered by Sellers pursuant to this Agreement;

(b) Any breach by one or more of the Sellers, or other failure by any one or more of the Sellers to perform, any of the covenants or agreements of the Sellers contained in this Agreement;

(c) Any Proceeding arising from the management, business or operations of Honeywood on or prior to the Closing Date to the extent not reflected on or reserved against on the Latest Honeywood Balance Sheet; and

(d) The principal amount, interest or any Costs arising out or relating to any Indebtedness of Honeywood at or prior to the Closing Date (other than any Indebtedness repaid by WC Financing).

(II) Each Seller other than Honeywood shall severally (in the proportion to such Seller’s Merger Shares issued hereunder) indemnify and hold harmless Tauriga, Acquisition Sub, Surviving Entity, their Affiliates and their respective officers, directors, employees, attorneys, agents and controlling persons from any Costs arising from or attributable to any breach of any representation, warranty or agreement made by such Seller in this Agreement, or any certificate delivered by Sellers pursuant to this Agreement.

6.2 Indemnification by Tauriga.  Tauriga shall indemnify and hold harmless each of the Sellers party to this Agreement, their Affiliates and their respective officers, directors, managers, employees, attorneys, agents and controlling persons from Costs arising from or attributable to:

(a)  Any breach of any representation, warranty or agreement made by any one or more of the Purchasers in this Agreement or any certificate delivered by Purchasers pursuant to this Agreement;

(b) Any breach by any one or more of the Purchasers, or other failure by any Purchasers to perform, any of the covenants or agreements of any one or more of the Purchasers contained in this Agreement;

(c) Any Proceeding arising from the management, business or operations of Surviving Entity after the Closing Date; and

(d) Any Taxes for which the Purchasers are liable pursuant to Sections 5.12. 5.13 or 5.14.

6.3 Limitations Period.  No action or claim for Costs pursuant to Section 6.1(I)(a), 6.1(II) or 6.2(a) shall be brought or asserted after the date that is eighteen (18) months from the Closing Date, except that: (a) the indemnification obligations under this Article VI shall continue as to Costs arising from any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4(a), 2.22, 3.1, 3.2, 3.3, 3.7 and 3.8 indefinitely, (b) the indemnification obligations under this Article VI shall continue as to Costs arising from any breach of the representations and warranties set forth in Sections 2.9 and 2.12 until the date that is sixty (60) days after the expiration of the statute of limitations.

6.4 Procedures for Resolution and Payment of Claims for Indemnification.

(a) If a Person entitled to be indemnified under this Article VI (the “Indemnitee”) shall incur any Costs and believes that it is entitled to be indemnified against such Costs by a Party hereunder (the “Indemnitor”), such Indemnitee shall deliver to the Indemnitor a certificate (an “Indemnity Certificate”) signed by the Indemnitee which Indemnitee Certificate shall:

(i) state that the Indemnitee has paid or properly accrued Costs, or anticipates that it will incur liability for Costs for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Cost included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

(b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnity Certificate, the Indemnitor shall within thirty (30) days after receipt by the Indemnitor of such Indemnity Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected.  If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a writing setting forth such agreement.

(c) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be satisfactory to such Indemnitee, and the payment of expenses), which assumption shall not be deemed an admission of liability for indemnification, provided that, Indemnitor shall not be entitled to assume such defense unless: (i) the Indemnitor gives written notice to the Indemnitee within thirty (30) days after the Indemnitee has given notice of the third party claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any and all Costs the Indemnitee may suffer resulting from such claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against such claim and fulfill its indemnification obligations hereunder, and (iii) such claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee.  Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless: (A) any of the conditions in (i) through (iii) above shall not be met, (B) the employment of such counsel has been specifically authorized by the Indemnitor, or (C) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that such counsel has a conflict of interest in representing both the Indemnitor and Indemnitee in such action.  No Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnitor shall jointly and severally indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment.  If an Indemnitor assumes the defense of an Indemnitee against a claim asserted hereunder, the Indemnitee shall give the Indemnitor access to its books and records as necessary to conduct such defense and cooperate in such defense.

(d) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement of any third party claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If a firm offer is made to settle a third party claim without leading to liability or the creation of a financial or other obligation (including injunctive relief or specific performance) or liability on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such third party claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such third party claim and in such event, the maximum liability of the Indemnitor as to such third party claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such third party claim, the Indemnitor may settle the third party claim upon the terms set forth in such firm offer to settle such third party claim. If the Indemnitee has assumed the defense pursuant to Section 6.4(c), it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

(e) In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages.

(f) Each Indemnitor shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Costs upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

6.5 Limitation on Indemnification.  Notwithstanding any other provision of this Article VI: (i) no Party will have any indemnification obligations for Costs under Section 6.1(I)(a), 6.1(II)(a) or Section 6.2(a) unless and until the Costs exceed seventy-five thousand USD ($75,000) (the “Basket”), and Costs then shall be recoverable from all Costs in excess of such Basket, and (ii) in no event will the aggregate indemnification to be paid by a Party under 6.1(I)(a), 6.1(II) or Section 6.2(a) exceed seven million five hundred thousand USD ($7,500,000); provided, however, that the limitations in this Section 6.5 shall not apply to any claims arising out of fraud, and provided further, that in no event shall each individual Member’s liability under this Article VI exceed the amount calculated by multiplying $0.036 per the total amount of Merger Shares allocated to such Member pursuant to this Agreement.  At his or its discretion, any Member may elect, in lieu of cash, to satisfy any or all of its obligations to any Person under this Article VI by canceling and/or transferring to such Person a portion of his, her or its Merger Shares.  Notwithstanding the other provisions of this Section 6.5, in the event that any Member has an indemnification obligation under this Article VI, and such Member chooses to forfeit his, her or her Merger Shares in lieu of payment of cash, any such Merger Shares forfeited pursuant to this Section 6.5 shall have a value of $0.036 per Merger Share.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

6.6 Exclusive Remedies.  The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI.

ARTICLE VII

CONFIDENTIAL INFORMATION.

Each Party agrees that it will use the Confidential Information that it receives solely for the purpose of evaluating and implementing the transactions contemplated hereby and for no other purpose.  Each Party shall keep the Confidential Information strictly confidential, and shall not disclose any of the Confidential Information to any Person or use any of the Confidential Information for any other purpose; provided that each Party may disclose the Confidential Information to its accountants and attorneys (each an “Agent” and collectively the “Agents”) who need to know such Confidential Information solely for purposes of assisting such Party in evaluating the transactions contemplated hereby and, provided further, that such Confidential Information may be disclosed where required by applicable law, any rules and regulations of an exchange or automated quotation system, if required by any Governmental Entity or pursuant to an order of a court.  As a condition precedent to disclosing any Confidential Information to any such Agent, the Party will inform such Agent of the confidential nature of the Confidential Information and such Agent will agree to be bound to the terms and provisions hereof, as if such Agent was a party hereto.

ARTICLE VIII

TERMINATION.

8.1 Ability to Terminate.  This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) By the mutual written consent of Tauriga and Honeywood.

(b) By Purchasers: (i) upon written notice to Honeywood that any of the conditions in Section 4.2 have not been fulfilled or waived on or prior to September 10, 2014, (ii) if there has been a breach by any one or more of the Sellers of any representation, warranty or covenant made by it as of the Finalization Date would result in the failure of a condition set forth in Sections 4.1 or 4.2; and such breach has not been cured by Sellers or waived by Tauriga within twenty (20) business days after all other conditions to Closing have been satisfied or are capable of being satisfied, or (iii) if an Alternative Proposal relating to Honeywood has not been rejected within three (3) days after receipt thereof by Honeywood, provided, that Purchasers may not terminate this Agreement pursuant to this Section 8.1(b) if any of the Purchasers are in material breach of this Agreement.

(c) By Honeywood: (i) upon written notice to Tauriga that any of the conditions in Section 4.1 have not been fulfilled or waived on or prior to September 10, 2014, (ii) if there has been a breach by any one or more of the Purchasers of any representation, warranty or covenant made by it by it as of the Finalization Date would result in the failure of a condition set forth in Sections 4.1 or 4.2; and such breach has not been cured by the Purchasers within twenty (20) business days after all other conditions to Closing have been satisfied or are capable of being satisfied, (iii) if Honeywood and Tauriga shall have failed to reach an agreement on the Disclosure Schedules, amendment to the Agreement or an agreement pertaining to Tauriga’s Operations Committee’s oversight over the operations of the Surviving Entity.

(d) By any Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party until such Party has used all commercially reasonable efforts to remove such order, decree, ruling or other action unless such removal is not reasonably likely to be obtained).

8.2 Procedure and Effect of Termination.  In the event of termination of this Agreement by any of the Parties pursuant to this Article VIII, written notice thereof will forthwith be given by the terminating Party to the other Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the obligations and liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement; provided that Articles VII, VIII and IX shall survive termination.  Upon termination (other than with respect to the Break-up Fee), no Party will have any further obligations to any other Party and the Parties’ sole remedy will be an action for breach of contract or otherwise under law or in equity; provided, however, that the exercise of any termination right under Article VIII will not be an election of remedies and the terminating Party’s right to pursue all remedies at law or in equity will survive such termination unimpaired.

ARTICLE IX

MISCELLANEOUS PROVISIONS.

9.1 Construction; Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws, other than the mechanics and effect of the Merger, which shall be governed by the CA Code.

9.2 Notices.  All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be in writing, and shall be sent to the applicable Party at the following addresses or facsimile numbers, as applicable:

If to the Purchasers, or Honeywood after the Closing Date:

C/o Tauriga Sciences, Inc.
39 Old Ridgebury Road, Suite C4
Danbury, CT 06180
Attn:  Stella M. Sung, Ph.D
Telephone: 514-840-3697
Fax:  514-221-3336

With a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10014
Attn: Theodore J. Ghorra, Esq.
Telephone: 212-940-3072
Fax:  855-856-7298

If to Seller prior to the Closing Date:

Honeywood LLC
1999 Harrison Street
Suite 1800
Oakland CA 94707
Attn:  Daniel Kosmal

With a copy to:

Buchalter Nemer, PC
1000 Wilshire Boulevard
Suite 1500
Los Angeles, CA 90017
Attn: Jeremy Weitz, Esq. and Tanya Viner, Esq.
Tel: (213) 891-0700
Fax: (213) 630-5793

or to such other address or facsimile number as any Party may have furnished to each other Party in writing in accordance herewith.  All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally, (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid), (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available, or (iv) on the business day of a facsimile transmission if received on a business day before 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

9.3 Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by Purchasers on the one hand or Honeywood or any of the other Sellers on the other hand without the prior written consent of the other such Party.  Nothing contained herein, express or implied, is intended to confer upon any Person other than the Parties hereto and their successors in interest and permitted assignees and any Indemnitee hereunder any rights or remedies under or by reason of this Agreement unless so expressly stated herein to the contrary.

9.4 Amendments and Waivers.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.  This Agreement and the Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the Parties hereto.

9.5 Attorneys’ Fees.  In the event that any action or proceeding is commenced by any Party hereto for the purpose of enforcing any provision of this Agreement, the Parties to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and attorneys’ fees as determined by the Person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, the Parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred costs of attorneys or other professionals in investigation or counseling on such claim.

9.6 Binding Nature of Agreement.  This Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

9.7 Expenses.  The costs and expenses and the professional fees and disbursements incurred by each Party in connection herewith shall be borne such Party, except as otherwise specifically stated in this Agreement.

9.8 Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

9.9 Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.10 Counterparts; Signatures; Section Headings.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory.  The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

9.11 Waiver of Jury Trial.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

9.12 Submission to Jurisdiction.  All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state courts for the State of California.  The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement.  Each Party hereby waives: (i) any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 9.12, and (ii) the right each may have to a trial by jury.  Each Party stipulates that the state courts for the State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding.  Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.12 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 9.2.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

TAURIGA SCIENCES, INC.

By:	/s/ Stella M. Sung, Ph.D
Name: Stella M. Sung, Ph.D
Title: Chief Executive Officer

DOC GREENE’S ACQUISITION SUB, LLC

By:	/s/ Stella M. Sung, Ph.D
Name: Stella M. Sung, Ph.D
Title: Manager

HONEYWOOD, LLC

By:	/s/ Daniel Kosmal
Name: Daniel Kosmal
Title: CFO

HONEYWOOD’S MEMBERS

/s/ Elie Green
Elie Green

/s/ Daniel Kosmal
Daniel Kosmal

/s/ Ramona Moonflower Rubin
Ramona Moonflower Rubin